                        STOCK PURCHASE AGREEMENT


                             by and between


                 LINCOLN MEMORIAL LIFE INSURANCE COMPANY

                                   and


                     NRG ACQUISITION PARTNERS, L.P.





                        for the capital stock of


                      HARBOURTON REASSURANCE, INC.







                        Dated:  January 26, 1998

                                     TABLE OF CONTENTS

        ITEM                                                                           PAGE

RECITALS                                                                                  1

1.      PURCHASE AND SALE OF SHARES                                                       1
        1.1       Agreement to Purchase and Sell                                          1
        1.2       Closing                                                                 2
        1.3       Purchase Price; Payment                                                 3
        1.4       Closing Statement and Final Purchase Price                              5

2.      REPRESENTATIONS AND WARRANTIES OF SELLER                                          8
        2.1       Corporate Organization                                                  8
        2.2       Capitalization of Company                                               8
        2.3       Inter-Affiliate Investments                                             9
        2.4       Authority                                                               9
        2.5       No Violation                                                           10
        2.6       Consents and Approvals                                                 11
        2.7       Delaware Department of Insurance Statements                            11
        2.8       Basic Documents                                                        12
        2.9       Absence of Certain Changes or Events                                   12
        2.10      Compliance with Laws                                                   13
        2.11      Tax Matters                                                            14
        2.12      Absence of Undisclosed Liabilities                                     16
        2.13      Interests in Real Property                                             17
        2.14      Personal Property                                                      18
        2.15      Accounts Receivable                                                    18
        2.16      Trademarks; Software; Patents; Copyrights; and Know-How                18
        2.17      Licenses; Permits and Governmental Approvals                           19
        2.18      Title to Assets                                                        20
        2.19      Litigation                                                             20
        2.20      Contracts                                                              21
        2.21      Employees; Employee Plans                                              21
        2.22      Insurance                                                              22
        2.23      Transactions with Related Parties                                      23
        2.24      Books and Records                                                      24
        2.25      Accuracy of Information                                                24
        2.26      Regulatory Filings                                                     24
        2.27      Agents                                                                 25

3.      REPRESENTATIONS AND WARRANTIES OF PURCHASER                                      25
        3.1       Corporate Organization                                                 25

                                    -i-

        3.2       Corporate Authority                                                    25
        3.3       No Violation                                                           26
        3.4       Consents and Approvals                                                 27
        3.5       Accuracy of Information                                                27
        3.6       Financial Resources                                                    27

4.      COVENANTS OF SELLER                                                              28
        4.1       Conduct of Business                                                    28
        4.2       Negative Covenants                                                     28
        4.3       Preparation of Statutory Insurance Statements                          32
        4.4       Access to Properties and Records                                       32
        4.5       Consents and Approvals                                                 32
        4.6       Third Party Agreements                                                 33
        4.7       Further Assurances                                                     33
        4.8       Satisfaction of Conditions                                             34

5.      COVENANTS OF PURCHASER                                                           34
        5.1       Conduct of Business                                                    34
        5.2       Consents and Approvals                                                 34
        5.3       Satisfaction of Conditions                                             35
        5.4       Purchaser's Intent                                                     35
        5.5       Access to Records                                                      35

6.      CONDITIONS TO OBLIGATIONS OF PURCHASER                                           35
        6.1       Representations and Warranties of Seller                               35
        6.2       Covenants of Seller                                                    36
        6.3       Consents and Approvals                                                 36
        6.4       No Violation of Orders                                                 36
        6.5       No Material Adverse Change                                             37
        6.6       Inter-Affiliate or Related Party Debt, Agreement or Investments        37
        6.7       Other Closing Documents                                                37
        6.8       Legal Matters                                                          37
        6.9       Resignation of Directors and Officers                                  38

7.      CONDITIONS TO OBLIGATIONS OF SELLER                                              38
        7.1       Representations and Warranties of Purchaser                            38
        7.2       Performance of Purchaser's Obligations                                 38
        7.3       No Violation of Orders                                                 38
        7.4       Other Closing Documents                                                39
        7.5       Legal Matters                                                          39
        7.6       Consents and Approvals                                                 39
        7.7       Stock Redemption                                                       40
        7.8       Releases                                                               40

                                    -ii-

8.      INDEMNIFICATION                                                                  40
        8.1       Indemnification by Seller                                              40
        8.2       Indemnification by Purchaser                                           41
        8.3       Indemnified Claims                                                     41
        8.4       Basket and Cap; Exclusivity of Remedy; Claim Procedures                46
        8.5       Seller Retention                                                       48
        8.6       Mills Guaranty                                                         49

9.      TERMINATION AND ABANDONMENT                                                      49
        9.1       Methods of Termination                                                 49
        9.2       Extension by Purchaser                                                 50
        9.3       Extension by Seller                                                    51
        9.4       Effect of Termination                                                  51

10.     COVENANTS AND AGREEMENTS                                                         52
        10.1      Reserve Valuation                                                      52
        10.2      Schedule Updates                                                       52
        10.3      Delaware Approval                                                      52

11.     MISCELLANEOUS PROVISIONS                                                         53
        11.1      Survival                                                               53
        11.2      Publicity and Non-Disclosure                                           54
        11.3      Successors and Assigns                                                 54
        11.4      Brokers and Finders                                                    54
        11.5      Expenses                                                               55
        11.6      Notices                                                                55
        11.7      Entire Agreement                                                       56
        11.8      Waivers, Amendments and Remedies                                       56
        11.9      Section Headings                                                       57
        11.10     Counterparts                                                           57
        11.11     Litigation Assistance                                                  57
        11.12     Governing Law                                                          57
        11.13     Exhibits and Schedules                                                 57
        11.14     Miscellaneous Undertakings                                             58

12.     TAX MATTERS                                                                      58
        12.1      Certain Defined Terms                                                  58
        12.2      Existing Agreements and Other Matters                                  58
        12.3      Transaction Taxes                                                      58
        12.4      Contests                                                               59
        12.5      Access to Records, Cooperation                                         60
        12.6      Price Adjustment                                                       60
        12.7      Preparing and Filing of Return                                         60

                         STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("Agreement"), is made and entered into by and between LINCOLN MEMORIAL LIFE INSURANCE COMPANY, a Texas life insurance company ("Purchaser"), and NRG ACQUISITION PARTNERS, L.P. ("Seller") whereby Purchaser shall acquire all of the issued and outstanding stock of HARBOURTON REASSURANCE, INC. ("Company"), a Delaware life insurance company.

                                RECITALS

Seller owns 36,000 shares (hereafter "Shares") of Class A and Class B common stock, $100.00 par value, of Company, which Shares constitute all of the issued and outstanding shares of capital stock of Company;

Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Shares remaining outstanding after the Stock Redemption (defined below) (hereafter the "Remaining Shares") on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties do hereby agree as follows:

                                   1.

                       PURCHASE AND SALE OF SHARES

1.1 AGREEMENT TO PURCHASE AND SELL. At the Closing (as defined in Section 1.2) and upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver the Remaining Shares to Purchaser, and Purchaser shall purchase and accept the Remaining Shares from Seller.

1.2 CLOSING. The closing of such sale and purchase ("Closing") shall take place at the offices of Richards, Layton & Finger, One Rodney
      Square, Wilmington, Delaware 19899, or at such other location as the parties hereto may agree upon, on April 7, 1998 or at such other time and date as the parties hereto shall agree in writing ("Closing Date") after each of the conditions set forth in Sections 6 and 7 has been fulfilled or waived; provided that if all of such conditions have not been so satisfied by March 31, 1998 then if on or before the fifth calendar day after all of such conditions have been so satisfied or waived, Purchaser and Seller shall have failed to establish the Closing Date, the Closing Date shall be at 10:00 a.m., Eastern time, on either (i) the first day of the next calendar month or (ii) the tenth calendar day after the last of such conditions has been satisfied or waived (provided that if such day is a Saturday, Sunday or legal holiday, the Closing shall occur on the next business day), whichever of (i) or
      (ii) Seller shall select. Whether the Closing occurs on the first day of a calendar month or on a date other than the first day of a calendar month, the Purchase Price shall be computed as of the last day of the immediately preceding calendar month (which last day of the month shall be referred to as the "Computation Date").
      At the Closing, Seller shall deliver to Purchaser stock certificates representing the Remaining Shares duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, with all stock transfer taxes, direct or indirect, attributable to the transfer of such Remaining Shares paid or provided for by Purchaser. In full consideration and exchange for the Remaining Shares, Purchaser shall pay to Seller the Purchase Price as defined and in accordance with Section 1.3 and in accordance with Section 1.4. When the Closing is completed, Purchaser shall thereupon take possession of Company, all of its assets, books and records, and shall from that time forward be responsible for the administration of Company.

1.3 PURCHASE PRICE; PAYMENT. The total purchase price for the Remaining Shares (the "Purchase Price") shall be:

      (a) An amount which shall be specifically calculated in the following manner, determined at the end of the Computation Date immediately after the Stock Redemption (defined in Section 1.3(c) below) has taken place or is deemed to have taken place:

            (i) Company's statutory capital and surplus as of the Computation Date, plus

            (ii) Asset Valuation Reserve and Interest Maintenance Reserve, as of the Computation Date, plus

            (iii) Four percent (4%) of annuity reserves, as of the
                  Computation Date, minus

            (iv) Any outstanding surplus relief, as of the Computation Date, minus

            (v) Unrealized capital losses, as of the Computation Date, minus

            (vi)  One million dollars ($1,000,000.00), plus

            (vii) Unrealized capital gains, as of the Computation Date.

      (b) The components of the Purchase Price shall be the amounts shown on the most recent financial reporting form filed by Company with the Delaware Department of Insurance immediately preceding the Closing, updated through the Computation Date pursuant to Section
            1.4. Attached as Schedule 1.3 hereto is a pro forma computation of the Purchase Price based on the September 30, 1997, Quarterly Statement of the Company as filed with the Delaware Department of Insurance.

      (c) The parties have agreed to the Purchase Price hereunder on the condition that part of the consideration to be received by Seller shall be paid in part by (and Purchaser's and Seller's agreement hereby evidenced is conditioned upon) securing the approval of the Delaware Insurance Department for an extraordinary dividend in the form of a partial stock redemption (hereafter "Stock Redemption) by the Company of part of the shares of Seller in an amount not less than the amount of the Company's capital and surplus, as of the date of application for approval (or such other date which is the date of the most recent financial report filed with the Delaware Department), less Ten Million
            Dollars ($10,000,000.00). The Stock Redemption shall occur immediately prior to the Closing on the Closing Date and shall result in the redemption and cancellation of a pro rata number of Class A and Class B shares of the Company. (If the Computation
            Date is other than the Closing Date, the Stock Redemption shall be deemed to have occurred at the end of the end of the Computation Date for purposes of computing the Purchase Price.) Purchaser agrees to pay to Seller the Preliminary Purchase Price (defined in Section 1.4 below) after the payment of the dollar amount of the Stock Redemption, in cash at Closing by wire transfer in immediately available funds.

      (d) As of Closing, all assets of Company will either be cash, cash equivalents, NAIC class one bonds, Acceptable Receivables (defined below), and accrued tax benefits (described below), except that Purchaser, in its discretion, may accept existing assets of the Company. An "Acceptable Receivable" shall mean an account receivable or note receivable (each a "Receivable") of the Company arising in the ordinary course of business, provided, however, that (i) the Closing Statement (defined in Section 1.4 below) shall only include as an asset such a Receivable which is no more than 90 days outstanding on the Computation Date but (ii) to the extent that one or more Receivables outstanding more than 90 days on the Computation Date are collected within 90 days after the Computation Date, to the extent such collections exceed $50,000 such excess shall be paid to Seller as additional Purchase Price at the time of such collection. The "accrued tax benefits" shall be any tax benefits or refunds reportable on the statutory balance sheet of the Company. For this purpose, Purchaser acknowledges that the Company shall elect to carryback any net operating loss deduction of the Company. Any assets not meeting the standard described in this subsection (d) will either be replaced by assets meeting that standard or distributed to its shareholder prior to Closing as part of the Stock Redemption herein described. With respect to a determination of the value to be ascribed to unrealized capital gains and losses, if there is a failure among the parties to agree as to the determination of value of any of such assets, Seller agrees to sell or replace such asset with an asset meeting the above-described standard or distribute such assets as part of the Stock Redemption. Seller and Purchaser shall use their reasonable best efforts to agree on the value of such assets and Purchaser shall notify Seller of its acceptance of any existing assets not later than fifteen (15) days prior to the Closing.

1.4   CLOSING STATEMENT AND FINAL PURCHASE PRICE.

      (a) The Purchase Price paid at Closing (hereafter "Preliminary Purchase Price") shall be based upon the most recent quarterly or annual report filed by the Company with the Delaware Department of Insurance immediately preceding the Closing and the provisions of this Agreement, provided that if the Computation Date is one month or more after such year or quarterly end, the parties shall instead use a more recent pro forma monthly financial statement prepared by Seller in accordance with the foregoing principles. As soon as practical but in no event more than sixty (60) days after the Closing Date, Seller shall deliver to the Purchaser a statement of the Purchase Price calculated as of the Computation Date (hereafter "Closing Statement") in the manner provided in this Agreement. In preparing the Closing Statement and computing the Purchase Price, the Tax liabilities of Company shall (i) be those (A) accruable as of the Computation Date determined in a manner consistent with Seller's past practices as if the Computation Date were the last day of a separate tax year plus
            (B) those accruable from the transfer of assets to Seller in connection with the Stock Redemption and (ii) shall not include any Tax liabilities other than those referred to in clause (i)(B) above arising from the business of the Company after the Computation Date or any actions (including elections) of the Company or Purchaser on or after the Closing or other events after the Computation Date. In no event shall the Closing Statement include any liability for reinsurance claims or losses not known by Company prior to the Closing, other than reserves or claims liabilities established in accordance and consistent with past practices. For purposes of this Agreement Purchaser has accepted the Company's methodology of establishing reserves and claims liabilities, and if reserves or claims liabilities of the Company established in accordance with the Company's current reserving practices are insufficient, Seller shall not have any liability to Purchaser or the Company therefor.

      (b) If Purchaser reasonably believes that the Closing Statement was not computed in accordance with the provisions of this Agreement and on a basis consistent with the Company's most recent financial report filed with the Delaware Department of Insurance, Purchaser shall so notify Seller within twenty (20) days after its receipt of the Closing Statement, which notice shall specify the items to which its objects and the basis for such objection (hereafter "Objection Notice"). If no Objection Notice is received by the Seller within the time period specified above, the Purchase Price set forth in the Closing Statement shall be final, conclusive and binding on all of the parties. If an Objection Notice is received by Seller within the time period specified above, Purchaser and Seller shall promptly attempt in good faith to reconcile the differences between the Closing Statement and the Objection Notice and any such reconciliation shall be final, binding and conclusive. If Purchaser and Seller are unable to reconcile the differences between the Closing Statement and the Objection Notice within thirty (30) days after receipt thereof by Seller, Purchaser and Seller shall jointly select, engage and each pay one-half of the expense of an independent auditor experienced in auditing the financial statements of insurance companies to resolve any remaining differences and determine the Purchase Price as of the Computation Date pursuant to such resolution and undisputed items on the Closing Statement. If Seller and Purchaser cannot agree on the selection of an independent auditor within forty-five (45) days after receipt of the Objection Notice by Seller, Ernst & Young, LLP, shall select the independent auditor not later than sixty (60) days after Seller's receipt of the Objection Notice. The independent auditor shall complete the resolution of the differences within thirty (30) days after being retained and appointed, and the resulting determination of the Purchase Price shall be final, binding and conclusive. The preparation and filing of the Objection Notice by Purchaser shall in no way be construed to represent any objections of Purchaser except as to the calculation of the Purchase Price, and the Objection Notice shall not act to waive any other objection, right or claim for indemnity that Purchaser may otherwise have. The purchase price determined pursuant to this Section 1.4 shall constitute the final "Purchase Price".

      (c) If the Purchase Price exceeds the Preliminary Purchase Price, Purchaser shall pay to Seller an amount equal to such excess, together with simple interest thereon from the Closing Date to the date of payment at the rate of seven and one-half percent (7.5%) per annum. If the Preliminary Purchase Price exceeds the Purchase Price, Seller shall pay to Purchaser an amount equal to such excess, together with simple interest thereon from the Closing Date to the date of payment at the rate of seven and one-half percent (7.5%) per annum. Without limiting remedies, if either party defaults in any payment to the other party due under this Section 1.4(c), the other party may offset such payment amount against amounts owed to the defaulting party.

      (d) Any amount payable pursuant to this Section 1.4 shall be paid by certified check or checks payable to the order of Purchaser or Seller, as the case may be, and delivered no more than five (5) days following final determination of the Purchase Price.

      (e) For the purpose of making a final calculation of the Purchase Price and to fulfill its obligations under Section 4.3, Seller shall be given reasonable access to Company's premises, systems, books and records.

                                   2.

                REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents, warrants and agrees as follows:

2.1 CORPORATE ORGANIZATION. Company is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority (corporate and other) to own its properties and assets and to conduct its business as now conducted. Company is duly qualified to do business in Arizona, California, Delaware, District of Columbia, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Louisiana, Minnesota, Missouri, Mississippi, Nevada, New York, Ohio, Oklahoma, South Carolina, Texas, and Washington and is in good standing therein except as shown in Schedule 2.1.

2.2 CAPITALIZATION OF COMPANY. The authorized, issued and outstanding capital stock of the Company is as set forth in Schedule 2.2. No other class of capital stock or other security of Company is authorized, issued or outstanding. All of the Shares of the Company have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements, exchange rights, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Shares, any other outstanding, authorized but unissued, unauthorized or treasury shares of capital stock of the Company, or any other security of the Company. Neither Seller nor the Company is a party to any voting trust or other voting agreement with respect to any of the Shares, the shares of capital stock of the Company or any other security of the Company, or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of any shares of capital stock or any other security of the Company. Seller has, and will have at the Closing, good and valid title to all of the Shares, being all of the issued and outstanding shares of capital stock of Company, free and clear of any liens, claims, charges, security interests, mortgages, pledges or other legal or equitable encumbrances, limitations or restrictions except those hereby created. Upon the sale and transfer of the Remaining Shares to Purchaser, Seller will have sold and transferred to Purchaser good and valid title to all of the then outstanding Shares, free and clear of any liens, claims, charges, security interests, mortgages, pledges or other legal or equitable encumbrances, limitations or restrictions.

2.3 INTER-AFFILIATE INVESTMENTS. The Company does not own, and is not obligated in any way to acquire, any capital stock, equity interest, other securities or other ownership or similar interest in any "affiliate" of the Company, as that term is defined in
      Article 21.49-1, Section 2(a), Texas Insurance Code.

2.4 AUTHORITY. Seller has the power to enter into this Agreement and, subject to the requisite approvals referenced in Section 4.5, to carry out its obligations hereunder; the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder shall be evidenced at Closing by execution of their Closing documents and transfer of the Shares, and, except for the necessary approvals referenced in Section 4.5, no other proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Seller and is the valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.5 NO VIOLATION. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not

      (a) (i) violate, conflict with or result in the breach of any of the terms or provisions of, (ii) result in or give any contracting party the right of modification, suspension, termination, cancellation or acceleration of the performance required by, or
            (iii) constitute (or with notice or lapse of time or both, would constitute) a default or result in the loss of any material benefit under any permit, instrument, contract, mortgage, indenture, lease, deed of trust, license, note, loan agreement or other agreement to which Seller or the Company is a party, or by or to which any of them or any of their respective assets or properties may be bound or subject;

      (b) violate any order, writ, judgment, ruling, injunction, award or decree applicable to or binding upon Seller or the Company or upon the assets or properties of Seller or the Company;

      (c) result in the creation or imposition of any lien, mortgage, pledge, limitation, restriction, charge, claim, security interest or encumbrance upon any of the properties or assets of Seller or the Company; or

      (d) violate or result in the modification, revocation, termination or suspension of any of the Licenses (as defined in Section 2.17).

2.6 CONSENTS AND APPROVALS. Except as contemplated in Section 4.5, no consent, waiver, authorization or approval of, declaration or notification to, or filing or registration with, any court, administrative agency, or other governmental authority or instrumentality, whether federal, state, local or foreign ("Governmental Entity") or any individual, corporation, partnership, joint venture, trust, association or other entity ("Person"), is legally required on the part of Seller or the Company in connection with the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder or the compliance by Seller or the Company with the provisions hereof.

2.7 DELAWARE DEPARTMENT OF INSURANCE STATEMENTS. Seller has furnished to Purchaser complete and correct copies of the Annual Statements and any Quarterly Statements of Company made to or filed with the Commissioner of Insurance for the State of Delaware, for all periods beginning on or after January 1, 1993, together with all exhibits and schedules thereto. All Annual Statements and Quarterly Statements and examinations, and annual audits required by the Delaware Insurance Code, referred to in this Section 2.7 are hereinafter referred to as the "Statutory Insurance
      Statements." Except as may be affected by (i) any adjustments made under Section 10.1 hereof, (ii) reinsurance claims or losses not known by the Company, or (iii) other matters disclosed on any Schedule hereto, (a) the Quarterly Statement of the Company as at September 30, 1997 and any financial statements hereafter filed with the Delaware Department of Insurance accurately calculate and report the Company's liabilities that are required to be shown or reflected on such statement as of the applicable date by applicable insurance accounting principles of the Delaware
      Department of Insurance, and (b) all of the Statutory Insurance Statements filed by the Company for periods ending on or after March 1, 1994 complied in all material respects as of the applicable date with the requirements of the Delaware Department of Insurance concerning the submission and content of financial statements and as of the applicable date could be reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for financial accounting and federal income tax purposes. For purposes of this Agreement, references to "reinsurance claims or losses not known by the Company" or similar language shall refer, in the case of the Company's knowledge, to the actual knowledge of the current officers and directors of the Company, and with respect to "reinsurance claims or losses" shall refer to all claims, losses or liabilities arising out of any reinsurance treaties or agreements to which the Company is or has been a party or to which the Company has been subject or bound, directly or indirectly.

2.8 BASIC DOCUMENTS. The Seller will deliver to Purchaser true and complete copies of the Articles of Incorporation and By-Laws of Company. Such Articles of Incorporation and By-Laws are in full force and effect. Prior to the Closing, Seller will have delivered to Purchaser a copy of the said Articles of Incorporation certified by the Commissioner of Insurance of the State of Delaware, and a copy of the said By-Laws certified by the Secretary of Company.

2.9   ABSENCE OF CERTAIN CHANGES OR EVENTS.

      (a) Except as set forth in Schedule 2.9 or any other Schedule hereto, since the last day of the period covered by the Company's most recently filed Statutory Insurance Statements (i) there has been no material adverse change in the assets, properties, business, operations, or financial condition of the Company, and (ii) the business of the Company has been operated only in the ordinary course of business consistent with past practice except for the transactions contemplated by this Agreement. Neither Seller nor the Company knows of any event, condition or circumstance which it believes will have or threatens to have a material adverse effect on the assets, properties, operations, or financial condition of the Company.

      (b) Except as set forth in Schedule 2.9 or any other Schedule hereto, between the last day of the period covered by the Company's most recently filed Statutory Insurance Statements and the date of this Agreement, neither Seller nor the Company has taken any actions of a type referred to in Section 4.2 of this Agreement that would have required the consent of Purchaser if such action were to have been taken during the period between the date hereof and the Closing Date.

2.10 COMPLIANCE WITH LAWS. Except as set forth in Schedule 2.10, to the best of Seller's knowledge the business and operations of the Company have been and are being conducted in accordance and compliance with all laws, statutes, rules, regulations, judgments, writs, decrees, injunctions, awards, orders and other legal requirements of any Governmental Entity applicable thereto, except for violations which heretofore have been duly cured and except for violations which individually or in the aggregate would not have a material adverse effect on the assets, properties, operations, prospects, or financial condition of the Company taken as a whole (hereafter, "Material Adverse Effect"). Except as set forth in Schedule 2.10, to the best of Seller's knowledge neither Seller nor the Company has received notice of the issuance of any notice, violation or alleged violation of any such law, statute, rule, regulation, judgment, writ, decree, injunction, award, order or other legal requirement, except for violations which heretofore have been duly cured, nor is it in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity applicable to Seller, the Company, or any of their respective assets. Except as set forth on Schedule 2.10, to the best of Seller's knowledge neither Seller nor the Company has been notified by a Governmental Entity that an investigation or review by such Governmental Entity, with respect to the violation by

      Seller or the Company of any applicable law, statute, rule, regulation, judgment, writ, decree, injunction, award or order, is pending or has been threatened.

2.11 TAX MATTERS. To the best of Seller's knowledge and belief after thorough review and investigation:

      (a) Except as set forth on Schedule 2.11, the Company, has (i) filed in a timely manner (taking into account extensions of due dates) with the appropriate federal, state, local, foreign or other governmental agencies all Tax returns, estimates and reports and combined or unitary returns, required to be filed with respect to Taxes due prior to the date hereof and, as of the time of filing, all such Tax returns were accurately prepared in all material respects and (ii) paid in full all required Taxes, which at the Closing shall include all Taxes attributable to Pre-acquisition Periods as defined in Section 12.1, or has established reserves that are adequate therefor, and the Closing Statement shall properly reflect in the capital and surplus of the Company as of the close of business on the Computation Date any such reserves as of the close of business on the Computation Date.

      (b) Except as set forth on Schedule 2.11, (i) there are no Taxes assessed or asserted in writing in respect of any Tax returns filed by the Company, or claimed in writing to be due by any taxing authority that are not adequately reserved for, (ii) no Tax return of the Company is currently being audited by the IRS or other taxing authority (whether foreign or domestic), (iii) the Company has not been audited by the IRS or by any state taxing authority in respect of any tax year for which the statute of limitations has not currently expired, (iv) all deficiencies asserted as a result of examinations for prior tax years have been paid, fully settled or adequately provided for,
            (v) the Company has not executed or filed with the IRS or any other taxing authority (whether foreign or domestic) any agreement or other document that is currently in effect extending, or having the effect of extending, the period of assessment or collection of any Taxes, (vi) the Company has not executed or entered into a closing agreement or a compromise pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended ("Code"), or any predecessor provision thereof or any similar provision of state, local or foreign law which is binding on the Company for any taxable period ending after the Closing Date, (vii) all final adjustments made by the IRS with respect to any federal Tax return of the Company have been reported to the relevant state, local or foreign taxing authorities to the extent required by law, and (viii) no requests for ruling or determination letters are pending with any taxing authority.

      (c) Except as disclosed in Schedule 2.11, the Company has timely withheld from employee wages and paid over to the proper governmental authorities all Taxes required to be so withheld and paid over for all periods prior to Closing under all applicable laws.

      (d) Except as set forth in Schedule 2.11 (i) the Company is not a party to any agreement that provides for the payment of any amount that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, and (ii) the Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by the Company and the Company has no knowledge that the IRS has proposed any such adjustment or change in accounting method.

      (e) Except as set forth in Schedule 2.11, the Company is not a party to, bound by, or has any obligation under any tax sharing or similar agreement.

      (f) The Company is not liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or similar principles of state, local, or foreign Tax laws, or other laws creating successor or transferee liability for the Taxes of another Person.

      (g) The Company's Tax attributes (including, without limitation, net operating losses) are not subject to any limitations under Code
            Section 382 (excluding the effects of the transactions contemplated by this Agreement).

      For purposes of this Agreement, "Tax(es)" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Company or any affiliated, combined or unitary group for tax purposes of which any such corporation is or was a member.

2.12 ABSENCE OF UNDISCLOSED LIABILITIES. At the close of business on the last date of the period covered by the Company's most recently filed Statutory Insurance Statement, and with the exception of unknown reinsurance claims or losses or any matter disclosed on any Schedule hereto, the Company had no indebtedness, obligation or liability, absolute, accrued or contingent, known or unknown which is not shown or provided for on such statement or in the notes thereto which is required to be shown or provided for on such statement by applicable statutory accounting principles of the Delaware Department of Insurance. Except as shown on Schedules 2.12 or 2.23, any other Schedule hereto, or in the Company's most recently filed Statutory Insurance Statement, or for reinsurance claims or losses not known by the Company or for Tax liabilities with the meaning of Section 2.11 not known by Seller, the Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person (except endorsements in the ordinary course of business in connection with the deposit of items for collection), and, since January 1, 1997, has not declared, set-aside or paid any dividend or made any distribution on or with respect to shares of its capital stock. Except as set forth on Schedule 2.12, any other Schedule hereto or as contemplated by this Agreement, since the last date of the period covered by the Company's most recently filed Statutory Insurance Statement, the Company has not incurred any indebtedness, obligation or liability of any kind, whether absolute, accrued, contingent, known or unknown, which is individually or in the aggregate material to the Company other than those incurred since such date in the ordinary course of business consistent with past practice.

2.13  INTERESTS IN REAL PROPERTY.  Except as set forth and described in
      Schedule 2.13 hereto, the Company has no interest in any owned or leased real properties and is not in violation of any covenant, agreement, or other obligation with respect to any such interests in real properties.

2.14 PERSONAL PROPERTY. Set forth in Schedule 2.14 hereto is a true and complete list and brief description of each item of machinery, equipment, furniture, fixtures and other tangible personal property with a per item book value in excess of One Hundred
      Dollars ($100.00) owned or leased by the Company ("Personal Property"). The Company owns outright with an unrestricted right to transfer, free and clear of all title defects and objections, security interests, liens, claims, pledges, mortgages, charges or encumbrances (other than the lien of current property taxes and assessments not in default, if any), the Personal Property or holds valid and existing leaseholds in the Personal Property.

2.15 ACCOUNTS RECEIVABLE. Except as set forth on Schedule 2.15, to the knowledge of Seller and the Company, all notes and accounts receivable payable to or for the benefit of the Company which will be reflected on the Closing Statement as Acceptable Receivables shall be in amounts not less than the aggregate amount thereof (net of adequate reserves established in accordance with the Company's ordinary accounting practices) carried on the books of the Company, and the Company has not been notified or advised of any defenses or set-offs to payment of such receivables. All such notes and accounts receivable have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

2.16 TRADEMARKS; SOFTWARE; PATENTS; COPYRIGHTS; AND KNOW-HOW. To the best of Seller's and Company's knowledge, the Company possesses, licenses or otherwise has the right to use all trademarks, software, patents, copyrights, trade secrets (including policyholder lists, customer lists and renewals) and proprietary know-how ("Intangible Assets") necessary for the conduct of its operations as conducted on the date hereof. Except as set forth in Schedule 2.16, there is no restriction affecting the Company's use of any of the Intangible Assets, each item of the Intangible Assets is free and clear of all liens, security interests, claims, mortgages, pledges, charges, encumbrances and equities and no license has been granted with respect thereto. To the best knowledge of Seller and Company, none of the Intangible Assets is currently being challenged, is involved in any pending or threatened administrative or judicial proceeding, or conflicts in any respect material to Company with any rights of any other
      Person. To the knowledge of Seller and the Company, none of the Company's operations involves any infringement of any proprietary right of any Person. Within the four (4) years preceding the date of this Agreement, neither Seller nor the Company has received any notice from any Person with respect to any infringement.

2.17  LICENSES; PERMITS AND GOVERNMENTAL APPROVALS.  Set forth in Schedule
      2.17 hereto is a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Entity and all pending applications therefor. The Company holds all licenses, permits, franchises, authorizations and approvals of Governmental Entities required to permit the continued lawful conduct of the Company's business in the manner now conducted including a valid Certificate of Authority to write insurance issued by the Delaware Department of Insurance, ("Licenses"), and the Company's operations are not being conducted in a manner which violates any of the terms or conditions under which that License was granted. Each License has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of Seller or the Company, threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect.
      The Company has not received any notice to the effect that there is lacking any such License required in connection with the current operations of its business. No default, violation or event, which with notice or the lapse of time or both would become a default or violation, has occurred with respect to any such License which has not been cured.

2.18 TITLE TO ASSETS. Except as set forth on Schedule 2.18, the Company holds, owns and has an unrestricted right to transfer title to any of the assets used in its business, including without limitation all of the assets reflected in the latest Statutory Insurance Statement and acquired since the period covered by that filing, described in Sections 2.13, 2.14, 2.15, 2.16 or 2.17 hereof or set forth in Schedules 2.13, 2.14, 2.15, 2.16, and 2.17. In each case, such assets are free and clear of any lien, charge, security interest, claim, mortgage, pledge, or encumbrance other than (i) those specifically described in the latest Statutory

                                    19-

      Insurance Statement or noted on any Schedule hereto; (ii) assets leased by the Company as described in such Statutory Insurance Statement or any Schedule hereto; (iii) assets disposed in the ordinary course of business since the period covered by the latest Statutory Insurance Statement; (iv) liens of current property taxes and assessments not in default; or (v) liens or other encumbrances of a character that do not interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company and which are disclosed on the Schedules hereto.

2.19 LITIGATION. Except as set forth in Schedule 2.19, there are no claims, actions, suits, proceedings, complaints, charges, labor disputes or investigations pending or, to the knowledge of Seller or Company, threatened before any Governmental Entity or before any arbitrator of any nature, brought by or against Seller, or the Company or, to the knowledge of Seller, any of their respective officers, directors, employees, agents or affiliates involving, affecting or relating to the Company. Except as set forth in
      Schedule 2.19, neither Seller nor the Company nor any of their respective assets or properties is subject to or, to the knowledge of Seller or Company, overtly threatened by any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, which affects or might affect their respective assets, properties, operations, or financial condition or which would or might interfere with the transactions contemplated by this Agreement, except for claims made in the ordinary course of insurance business other than those based upon allegations of lack of good faith and fair dealing.

2.20 CONTRACTS. Set forth in Schedule 2.20 hereto is a true and complete list and summary description of all material contracts, agreements and other instruments of whatsoever nature to which the Company is a party or otherwise relating to or affecting any of its respective assets, properties, agents or operations (other than contracts, agreements and instruments listed in other Schedules to this Agreement and other than contracts which shall not survive the Closing). The Company has performed in all material respects all the obligations required to be performed by it under all such contracts, instruments or agreements. The
      Company is not in default under any of such contracts, instruments or agreement, nor does any condition exist which, with notice or lapse of time or both, would constitute a default by the Company thereunder, or, to the knowledge of Seller or the Company, by and other party thereto. True and complete originals or copies of all documents listed or required to be listed in Schedule 2.20 or in any other Schedule have been made available, or will be made available at Purchaser's request prior to Closing, by Seller to Purchaser or its representatives. Each of such contracts, instruments or agreements is valid and enforceable against the Company and, to the knowledge of Seller and the Company, against the other party or parties thereto, in accordance with its terms.
      No previous or current party to any such contract, instrument or agreement has given notice of or made a claim with respect to any breach or default currently existing thereunder. With respect to any of such contracts, instruments or agreements which were assigned or subleased to the Company by a third party, all necessary consents to assignments or subleases have been obtained.

2.21  EMPLOYEES; EMPLOYEE PLANS.  Company employs the individuals listed on
      Schedule 2.21 hereto (hereafter "Employees"). Any "employee benefit plans" as defined in Section 3(3) of the Employee
      Retirement Income Security Act of 1974, as amended ("ERISA") or any other benefit arrangement provided by Company with respect to Employees ("Employee Benefit Plans"), are maintained by an affiliate of Company. Company will withdraw from and terminate any future liability to the Company for all such Employee Benefit Plans with respect to the Employees effective as of the Closing. Except as set forth on Schedule 2.21, since January 1, 1997 there have not been, nor are there now, any claims, actions, suits, proceedings, complaints, charges, labor disputes or investigations pending, or, to the knowledge of Seller or Company, threatened by any employee, past or present, with respect to any manuals, brochures or publications or similar documents regarding office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees of the Company, including but not limited to an affirmative action plan, or any written communications disseminated to employees concerning such matters (collectively "Employee Policies and Procedures"), or with respect to any employee arising under the Consolidated Omnibus Benefit Reconciliation Act of 1985 ("COBRA"), or the Americans With Disabilities Act of 1990 ("ADA") or any other similar state or federal law or regulation pertaining to the rights of employees.

2.22 INSURANCE. Set forth in Schedule 2.22 hereto is a true and complete list (specifying the insurer and describing any pending claims thereunder of more than $5,000) of all insurance policies or fidelity bonds in force on the date hereof with respect to and insuring the directors, officers, employees, assets, properties or operations of the Company, together with a summary description including the premiums currently paid thereon, type of policy, name of insured, the insurer, expiration date, the hazards insured against and the dollar amount of coverage per occurrence and in the aggregate and deductibles. All such policies and fidelity bonds are in full force and effect, provided that from and after the Closing the Company will no longer be an insured under such policies other than the Financial Institutions Bond policy issued by National Union listed thereon and it shall be Purchaser's responsibility to obtain insurance from and after the Closing.
      True and complete copies of all such insurance policies and fidelity bonds have been made available for review, or will be made available for review upon Purchaser's request prior to Closing, to Purchaser by Seller. Except for claims set forth in
      Schedule 2.22, there are no outstanding unpaid claims under any of such policies or bonds, and the Company has received no notice of cancellation or non-renewal thereof.

2.23  TRANSACTIONS WITH RELATED PARTIES.  Except as set forth in Schedule
      2.23 or any other Schedule hereto, since January 1, 1995 there have not been, nor are there now, any transactions between the Company and (i) Seller, (ii) any general partner of Seller, any director, officer or stockholder of the general partner of Seller, or any officer, director or affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended [the "Securities Act"] and as defined by the holding company statutes of the Delaware Insurance Code) of Seller or the Company, or
      (iii) any relative or spouse (or relative of such spouse) of any such director, officer or stockholder of the general partner of Seller or any officer, director or affiliate of Seller or the Company (such persons in clauses (i), (ii), and (iii) referred to herein as a "Related Party" or collectively as the "Related Parties"). Except as set forth in Schedule 2.23 or any other Schedule hereto, no Related Party owns, directly or indirectly, in whole or in part, any tangible or intangible property material to the condition of the Company, or that the Company uses in the conduct of its business. Except as set forth in Schedule 2.23 or in any other Schedule hereto, no Related Party owes any money or other amounts to, nor is any Related Party owed any money or other amounts by, the Company. All indebtedness of the Company to any Related Party, and all indebtedness of any Related Party to the Company is set forth on Schedule 2.23, and all indebtedness of the Company to any Related Party will be paid, forgiven or otherwise satisfied on or prior to the Closing Date.

2.24 BOOKS AND RECORDS. The books and records of the Company, with the exception of reinsurance claims or losses for which Company has received no notice, contain in all material respects true, correct and complete entries of all of its business transactions and have been maintained in accordance with good business practice and applicable statutory insurance accounting principles.

2.25 ACCURACY OF INFORMATION. To the best knowledge and belief of Seller and except as disclosed in any Schedule hereto, all documents, agreements, and other papers and materials delivered by or on behalf of Seller or the Company in connection with this Agreement and the transactions contemplated hereby are true and correct in all material respects. To the best knowledge and belief of Seller and except as disclosed in any Schedule hereto, none of the representations, warranties or statements of Seller or the Company, as the case may be, contained in this Agreement, in the Schedules or Exhibits hereto, or in any other agreement, instrument or document executed or delivered in connection with transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the representations, warranties or statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.26 REGULATORY FILINGS. The Seller has furnished Purchaser with true and correct copies of the two latest reports of Delaware Department of Insurance examinations and all independent audits of the Company.
      The Seller will allow Purchaser access to complete and correct copies of all registrations, filings, or submissions made by the Company with any Governmental Entity and any reports of examinations issued by any such Governmental Entity that relate to the Company. Except as disclosed in any Schedule hereto, to the best knowledge and belief of Seller and Company after thorough review and investigation, Company has filed all reports, statements, documents, registrations, filings or submissions it is required to file with any Governmental Entity.

2.27 AGENTS. Except as provided in Schedule 2.27, no reinsurance intermediary or broker has a contract with Company, and the compensation arrangements with all of such intermediaries or brokers may be changed by the Company at any time.

                                   3.

               REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents, warrants and agrees as follows:

3.1 CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite power and authority (corporate and other) to own its properties and assets and to conduct its business as now conducted.

3.2 CORPORATE AUTHORITY. Purchaser has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, and the performance of Purchaser's obligations hereunder have been duly authorized prior to Closing by the shareholders and the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Purchaser as the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 NO VIOLATION. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not

      (a) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of Purchaser;

      (b) violate, conflict with or result in the breach of any of the terms or provisions of, result in a modification, suspension, termination or cancellation of, or acceleration of the performance required by, or otherwise give any other contracting party the right to modify, suspend, terminate or cancel or accelerate the performance required by, or constitute (or with notice or lapse of time or both would constitute) a default or result in the loss of any material benefit under any permit, instrument, contract, mortgage, indenture, lease, deed of trust, license, note, loan agreement or other agreement to which Purchaser is a party, or by or to which it or its assets or properties may be bound or subject;

      (c) violate any order, writ, judgment, ruling, injunction, award or decree applicable to or binding upon Purchaser or upon the assets or properties of Purchaser;

      (d) violate any statute, law, rule or regulation of any Governmental Entity applicable to Purchaser or any of its assets or properties;

      (e) result in the creation or imposition of any lien, mortgage, pledge, limitation, restriction, charge, claim, security interest or encumbrance upon any of the properties or assets of Purchaser; or

      (f) violate or result in the modification, revocation, termination or suspension of any material license, permit, franchise, authorization or approval of any Governmental Entity required to permit the continued lawful conduct of Purchaser's business in the manner now conducted.

3.4 CONSENTS AND APPROVALS. Except as contemplated in Section 5.2, no consent, waiver, authorization or approval of, declaration or notification to, or filing or registration with, any Governmental Entity or Person is legally (by law, regulation, contract or otherwise) required on the part of Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of its obligations hereunder or compliance by Purchaser with the provisions hereof.

3.5 ACCURACY OF INFORMATION. To the best knowledge and belief of Purchaser, all documents, agreements and other papers and materials delivered by or on behalf of Purchaser in connection with this Agreement and the transactions contemplated hereby are true and correct in all material respects. None of the representations, warranties or statements of Purchaser contained in this Agreement, or in any other agreement, instrument or document executed or delivered by or on behalf of Purchaser in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the representations, warranties or statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.6 FINANCIAL RESOURCES. Purchaser has the cash or credit facilities available to pay the Purchase Price.

                                   4.

                           COVENANTS OF SELLER

Seller hereby covenants and agrees with Purchaser as follows:

4.1 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, Seller shall cause the Company not to enter, perform or agree to enter or perform any transaction or act that would result in any of the representations and warranties contained in Section 2 to be untrue or incorrect in any material respect as of the Closing Date, that would be likely to cause any condition set forth in this Agreement to be unsatisfied or that would otherwise jeopardize the transactions contemplated hereby. Except as to Company's investments and as otherwise contemplated by this Agreement, Seller shall cause the Company to conduct its business only in the ordinary course of business consistent with past practice. Seller shall further use its best efforts from the date hereof through the Closing Date to preserve the business of the Company and to preserve its present business relationships and the good will of those having business relationships with the Company except as otherwise contemplated by this Agreement.

4.2 NEGATIVE COVENANTS. During the period commencing on the date of this Agreement and ending on the Closing Date, Seller shall not cause, permit or suffer the Company to take any action to:

      (a)   Amend its charter documents or by-laws;

      (b) With the exception of the extra-ordinary dividend/partial stock redemption hereby contemplated, declare, set aside or pay any dividend or make any distribution on or with respect to shares of its capital stock (including the Shares);

      (c) Transfer, issue, sell or otherwise dispose of any shares of capital stock or other security of the Company or grant or enter into any options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire, or issue securities convertible into or exchangeable for or pledge or encumber any shares of capital stock or other security of the Company;

      (d) Except for the purpose of complying with Section 1.3(d), acquire any assets or properties, other than in the ordinary course of business and consistent with past practice;

      (e) Except for the purpose of complying with Section 1.3(d), sell, lease, transfer, dispose of, any assets or properties, other than for fair consideration in the ordinary course of business and consistent with past practice;

      (f) Enter into or effect any merger, consolidation, reclassification, recapitalization or other business combination or reorganization;

      (g) Assume, guarantee, endorse or otherwise become liable or responsible (whether direct, contingent or otherwise) for the obligations of any other Person, except endorsements in the ordinary course of business and consistent with past practice in connection with the deposit of items for collection;

      (h) Except for the purpose of complying with Section 1.3(d), make any loans, advances or capital contributions to or investments in any Person (other than investments which are consistent with the asset makeup contemplated by this Agreement);

      (i) Cause or permit any of its current property and casualty insurance policies to be cancelled or terminated or any of the coverage thereunder to lapse or to be decreased, unless simultaneously with such termination, cancellation or lapse, the Company obtains replacement policies from the same or comparable insurers providing coverage which is the same as or comparable to that provided under the cancelled, terminated or lapsed policies;

      (j) Sell, transfer, license or otherwise dispose of or encumber any item of Intangible Assets other than the renewal or lapse of software licenses not material to Company's business operations;

      (k) Cancel or compromise any debt or claim or waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice and other than a settlement of an Indemnified Claim in a manner consistent with Section
            8.3 hereof;

      (l) Hire any employees or adopt any Employee Benefit Plans or Employee Policies and Procedures;

      (m) Grant any stock options, restricted stock grants or stock appreciation rights;

      (n) Enter into any contract, lease, commitment or other agreement of any type whatsoever, unless terminable without liability to Company on notice of thirty (30) days or less;

      (o) Create, incur or assume any indebtedness except for normal trade payables incurred in the ordinary course of business;

      (p) Cause or permit its assets and properties to not be maintained in their current condition, ordinary wear and tear excepted;

      (q) (i) not maintain its books, accounts and records in the ordinary course of business consistent with past practices, (ii) not continue to collect accounts receivable and pay accounts payable utilizing normal procedures and (iii) not comply in all material respects with all contractual and other obligations applicable to its operations;

      (r) Except for commitments pursuant to the contracts and agreements listed on Schedule 2.20, enter into any commitment for expenditures of the Company in excess of $1,000 for any individual commitment and $5,000 for all commitments in the aggregate which shall survive the Closing;

      (s) Except for any settlement of an Indemnified Claim in a manner consistent with Section 8.3 herein, for transactions required by Section 1.3, and for transactions contemplated by any other provision of this Agreement, enter into any transaction or make or enter into any contract, agreement or instrument which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

      (t) Write any insurance policy or enter into any reinsurance agreement, except in the ordinary course of business;

      (u) Take any action or fail to take any action which would cause the Company's Licenses to lapse; or

      (v) Make any material change in the underwriting, actuarial, financial or accounting practices customarily followed by the Company.

                                    31-

4.3 PREPARATION OF STATUTORY INSURANCE STATEMENTS. For any statutory accounting period which ends prior to the Closing, Seller shall prepare (or have prepared) and file, at its expense, any Statutory Insurance Statements due after Closing, and Purchaser shall cooperate fully with Seller in the preparation of such Statements.

4.4 ACCESS TO PROPERTIES AND RECORDS. To permit Purchaser to make such business, accounting and legal review and examination of the Company as Purchaser shall reasonably desire, Seller shall afford, and shall cause the Company to afford, to Purchaser and Purchaser's actuaries, accountants, counsel and other representatives, access throughout the period prior to the Closing Date to the business, operations, properties, books, contracts, commitments and records of the Company as Purchaser or its representatives shall reasonably request. Seller shall cause the Company to cooperate with Purchaser and its representatives in their investigation and examination of the assets and properties of the Company.

4.5 CONSENTS AND APPROVALS. Seller (i) shall use its best efforts to promptly obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities and Persons required of Seller in connection with the execution, delivery and performance by it in this Agreement and the transactions contemplated hereby, including without limitation the approval of the Stock Redemption herein contemplated, and (ii) shall reasonably assist and cooperate with Purchaser in preparing and filing all documents required to be submitted by Purchaser to any Governmental Entity in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Purchaser all information concerning Seller or the Company which, in the reasonable opinion of counsel to Purchaser, is required to be included in such documents), and in obtaining any governmental, or other third party consents, waivers, authorizations or approvals which may be required to be obtained by Purchaser in connection with such transactions, including, without limitation, the approvals contemplated in Section 5.2 and, specifically, the filing of the Report (defined in Section 5.2) required to be filed by Seller under the HSR Act (defined in Section 5.2) and cooperating with and assisting Purchaser in its filings and the early termination to be sought under the HSR Act. With respect to the approval by the Delaware Department of Insurance of the Stock Redemption, Seller agrees to comply with the provisions of Section 10.3 hereof.

4.6 THIRD PARTY AGREEMENTS. Seller shall cooperate with Purchaser and use its best efforts to assist Purchaser in obtaining any consents, or similar assurances from third parties required under or reasonably requested by Purchaser in connection with agreements, licenses, permits and other documents or instruments of the Company.

4.7 FURTHER ASSURANCES. Upon the reasonable request of Purchaser at any time on or after the Closing Date, Seller will, at its expense, forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Purchaser or its counsel may reasonably request in order to perfect title of Purchaser and its successors and assigns in and to the Shares or otherwise to effect the purposes of this Agreement.

4.8 SATISFACTION OF CONDITIONS. Seller agrees to use its reasonable best efforts to cause the conditions to obligations of Purchaser which are dependent on the actions of Seller or Company and which are set forth in Section 6 to be fulfilled.

                                   5.

                         COVENANTS OF PURCHASER

Purchaser hereby covenants and agrees with Seller as follows:

5.1 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, Purchaser shall not enter, perform or agree to enter or perform any transaction or act which would result in any of the representations and warranties contained in Section 3 to be untrue or incorrect in any material respect as of the Closing Date, that would be likely to cause any condition set forth in this Agreement to be unsatisfied or that would otherwise jeopardize the transactions contemplated hereby.

5.2 CONSENTS AND APPROVALS. Purchaser (i) shall use its best efforts to promptly obtain all necessary consents, waivers, authorizations and approvals of appropriate Governmental Entities or other Persons required in connection with the execution, delivery and performance by Purchaser of this Agreement, including without limitation preparation, filing and seeking approval of a Form A Acquisition Statement, and the preparation and filing with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") of any notification and report form (the "Report") required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and requesting early termination of the waiting period thereunder, and
      (ii) shall diligently assist and cooperate with Seller in preparing and filing all documents required to be submitted by or on behalf of Seller to any Governmental Entity in connection with such transactions and in obtaining any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained by Seller in connection with such transactions. With respect to the approval by the Delaware Department of Insurance of the Stock Redemption, Seller agrees to comply with the provisions of Section 10.3 hereof.

5.3 SATISFACTION OF CONDITIONS. Purchaser agrees to use its reasonable best efforts to cause the conditions to obligations of Seller which are dependent upon actions of Purchaser or its affiliates and which are set forth in Section 7 to be fulfilled.

5.4 PURCHASER'S INTENT. Purchaser is purchasing the Remaining Shares for its own account, for investment, and not with a view to the distribution thereof. Purchaser acknowledges that the Remaining Shares to be purchased under this Agreement have not been and will not be registered under the Securities Act of 1933 or any applicable state securities laws and therefore may not be resold without compliance with such Act and such laws.

5.5 ACCESS TO RECORDS. After Closing, Purchaser will afford Seller and its employees, agents, counselors and advisors reasonable access to Company's books and records for the purpose of preparing any Statutory Insurance Statements due for periods prior to the Closing.

                                   6.

                 CONDITIONS TO OBLIGATIONS OF PURCHASER

All obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

6.1 REPRESENTATIONS AND WARRANTIES OF SELLER. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by Seller on and as of such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and Purchaser shall have received a certification of that fact dated the Closing Date and signed by the Seller.

6.2 COVENANTS OF SELLER. Seller shall have performed and complied in all material respects with all covenants and obligations required under this Agreement to be performed by it and with which it must comply on or prior to the Closing Date, and Purchaser shall have received a certificate to such effect dated the Closing Date and signed by the Seller.

6.3 CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of any Governmental Entity, arbitrator or Person, required in connection with the execution, delivery and performance of this Agreement, including, without limitation, (i) the approvals contemplated in Sections 4.5 and 5.2, and (ii) any and all consents required from third parties under any contracts, agreements, licenses, leases and other instruments, relating to the business of the Company, shall have been duly obtained and shall be in full force and effect on the Closing Date and in form and substance satisfactory to Purchaser.

6.4 NO VIOLATION OF ORDERS. There shall not be in effect on the Closing Date any statute, rule, regulation, decree, writ, order, preliminary or permanent injunction or other order issued, promulgated or enacted by any Governmental Entity which declares this Agreement invalid in any material respect or prevents the consummation of the transactions contemplated hereby; and no action or proceeding shall have been instituted or threatened by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or any material term or provision hereof or seeks damages as a result of the transactions contemplated by this Agreement.

6.5 NO MATERIAL ADVERSE CHANGE. During the period from the date of this Agreement to the Closing Date, there shall have been no material adverse change in or any event or occurrence which would result in a material adverse change in, or any litigation, which in the reasonable opinion of Purchaser, is likely to result in a material adverse change in the assets (including insurance in force), liabilities, properties, operations, or financial condition of the Company.

6.6 INTER-AFFILIATE OR RELATED PARTY DEBT, AGREEMENT OR INVESTMENTS. Purchaser shall have received such agreements and assurances as it shall require evidencing the satisfaction, forgiveness and release of all inter-affiliate or other obligations owed by the Company to Seller or any of their respective affiliates or Related Parties, the cancellation, satisfaction and forgiveness of any obligation under any inter-affiliate or Related Party contracts, agreements, arrangements or understandings of any nature; and the elimination of any inter-affiliate or Related Party investment owned by the Company.

6.7 OTHER CLOSING DOCUMENTS. Purchaser shall have received such other certificates, instruments and documents in confirmation of the representations, warranties or covenants of Seller contained in this Agreement or in furtherance of the transactions contemplated by this Agreement, as Purchaser or its counsel may reasonably request.

6.8 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Seller under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Seller in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Purchaser.

6.9 RESIGNATION OF DIRECTORS AND OFFICERS. The individuals constituting all of the directors and officers of the Company shall have delivered to Purchaser their written resignations from all positions elected to and/or held in such entity.

                                   7.

                   CONDITIONS TO OBLIGATIONS OF SELLER

All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

7.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date as if again made by Purchaser on and as of such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and Seller shall have received a certificate to such effect from Purchaser, dated the Closing Date and signed by the Chairman of the Board, the President or any Vice President of Purchaser.

7.2 PERFORMANCE OF PURCHASER'S OBLIGATIONS. Purchaser shall have performed and complied in all material respects with all obligations required under this Agreement to be performed by it on or prior to the Closing Date, and Seller shall have received a certificate from Purchaser to such effect dated the Closing Date and signed by the Chairman of the Board, the President or any Vice President of Purchaser.

7.3 NO VIOLATION OF ORDERS. There shall not be in effect on the Closing Date any statute, rule, regulation, decree, writ, executive order, preliminary or permanent injunction or other order issued by any Governmental Entity which declares this Agreement invalid or unenforceable in any material respect or which prevents the consummation of the transactions contemplated hereby; and no action or proceeding shall have been instituted or threatened by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or any material term or provision hereof or seeks damages as a result of the transactions contemplated by this Agreement.

7.4 OTHER CLOSING DOCUMENTS. Seller shall have received such other certificates, instruments and documents in confirmation of the representations, warranties and covenants of Purchaser contained in this Agreement or in furtherance of the transactions contemplated by this Agreement as Seller or its counsel may reasonably request.

7.5 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Purchaser under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Purchaser in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Seller.

7.6 CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of any Governmental Entity, arbitrator or Person, required in connection with the execution, delivery and performance of this Agreement, including, without limitation, (i) the approvals contemplated in Section 4.5 and 5.2, and (ii) any and all consents required from third parties under any material contracts, agreements, licenses, leases and other instruments, relating to the business of the Company, shall have been duly obtained and shall be in full force and effect on the Closing Date and in form and substance satisfactory to Seller.

7.7 STOCK REDEMPTION. The Stock Redemption shall have been completed immediately prior to the Closing.

7.8 RELEASES. The Company shall have delivered a general release to each of its current officers and directors in the form of Exhibit 7.8 hereto. Such releases shall in no way impair Purchaser's rights of indemnity against Seller hereunder.

                                   8.

                             INDEMNIFICATION

8.1 INDEMNIFICATION BY SELLER. Subject to the provisions of Section 8.4 and during the Survival Period (as defined in Section 11.1), Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, agents and subsidiaries from and against any and all losses, costs, liabilities, damages and expenses, including, without limitation, legal fees and other expenses incurred in the investigation and defense of claims and actions (collectively hereafter "Damages") resulting from or arising out of (a) any inaccuracy in or breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any Schedule, Exhibit, instrument or other document delivered by Seller pursuant to or in connection with this Agreement, (b) any repurchase or indemnification claim asserted by Enterprises National Bank of Palm Beach or its successor or assignees ("Enterprises") pursuant to a Loan Purchase Agreement between Enterprise and the Company dated as of November 28, 1997, and (c) any repurchase or indemnification claim asserted by Transouth Financial Corporation or its successors or assigns ("Transouth") pursuant to a Purchase Agreement dated May 30, 1997 between Transouth and the Company. The indemnification by Seller with respect to any claim by Enterprises is conditioned upon Seller being, and Purchaser and the Company hereby agrees that Seller shall be, fully subrogated to the Company with respect to the Company's rights under the indemnification letter agreement dated December 4, 1997 from Warren Mosler and Clifford Viner with respect to certain of the Company's obligations to Enterprise and that Seller shall be entitled to pursue such rights in the name of the Company for the Seller's benefit.

8.2 INDEMNIFICATION BY PURCHASER. Subject to the provisions of Section 8.4 and during the Survival Period (as defined in Section 11.1), Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, agents and subsidiaries from and against any and all Damages resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, or in any Schedule, Exhibit, instrument or other document delivered by Purchaser pursuant to or in connection with this Agreement.

8.3   INDEMNIFIED CLAIMS.

      (a) Seller agrees to indemnify Purchaser as to any and all liabilities of whatsoever nature relating to or represented by the Reinsurance Company of Hanover block of business, the Aviation of America reinsurance claim, and the Arizona (AMS) claim (herein collectively "Indemnified Claims"). Such indemnification shall be for all of such liability of whatsoever nature without any reservation or qualification, but Seller shall receive credit against any amounts due under such indemnity for the applicable reserve set up in Company as of Closing, to which shall be added interest at the rate of seven and one-half percent (7.5%) per annum, compounded annually, from the Closing Date to the date of any claim payment made by Company. Purchaser shall give prompt written notice to Seller of any claim for indemnification of an Indemnified Claim, specifying the amount and the source from which Purchaser will draw to satisfy the indemnity (i.e., Company reserves, Letter of Credit, or both), provided that satisfaction of the indemnity shall be made by first drawing upon reserves plus accrued interest thereon and then, to the extent there is an indemnity amount unsatisfied, by drawing upon the Letter of Credit.

      (b) Said indemnity shall be secured by an irrevocable letter of credit ("Letter of Credit"), without conditions and with protest waived, issued by a national banking association in good standing which is acceptable to Purchaser in its reasonable discretion and which is not affiliated in any manner with Seller or its stockholders; the letter shall be in the principal amount of Ten Million Dollars ($10,000,000.00), as such amount may be reduced pursuant to this Section 8.3. The terms of such letter of credit shall be as follows:

            (i)   It shall be solely in favor or Purchaser;

            (ii) Purchaser shall have the unilateral, unfettered right to draw down any portion of the principal proceeds upon delivery of notice to the issuing bank which either (1) certifies a claim payment of at least equal amounts to the draw down, or (2) certifies that Company is required by regulators to augment the posted reserves for an Indemnified Claim by the amount of draw down, in either case, said notice shall contain a certification that it has been contemporaneously delivered to Seller;

            (iii) The term of the initial Letter of Credit shall be one (1)
                  year. Thereafter, the Letter of Credit shall be at least one (1) year, and Seller shall annually (or at any applicable longer intervals) renew or replace the Letter of Credit with a Letter of Credit in the principal amount of the final balance of the immediately preceding Letter of Credit (or such lower amount permitted under this Section 8.3) until the earlier of fifteen (15) years from Closing or the release of the Letter of Credit as provided in this
                  Section 8.3. Notwithstanding the foregoing, if a two-year term for such Letter of Credit is at any applicable time readily available to Seller, then the Letter of Credit may be two years. If Seller has not delivered the replacement Letter of Credit or satisfactory evidence of such replacement to Purchaser at least fifteen (15) days prior to the expiration of the Letter of Credit then in effect, then Purchaser may draw down the entire principal balance thereof. The proceeds of such draw down shall be added to the reserves held by the Company for the Indemnified Claims and thereafter earn interest at the same rate as such reserves; and

            (iv)  It shall be irrevocable.

            Purchaser agrees that, with respect to Section 8.3(b)(ii)(1), it will only draw against such Letter of Credit the amount of claims payments that exceed the amount of Company's posted reserve for each such claim, the amount of such reserve to include all interest accrued thereon as provided in (a) above.

      (c) If no claims payments have been made for an Indemnified Claim on or before the eighth (8th) anniversary of Closing, Purchaser agrees to pay Seller within ninety (90) days thereafter as an addition to the Purchase Price an amount equal to ninety percent (90%) of the claims reserves for such Indemnified
            Claim posted as of Closing, plus any amount subsequently added thereto under Subsection 8.3(b)(ii)(2), plus interest earnings accrued thereon since Closing. Notwithstanding this requisite for payment, the Letter of Credit will not be released sooner than ten (10) years after Closing, such release then at the reasonable discretion of Purchaser. If, at the end of that ten (10) year period, no claims payments have been made with respect to an Indemnified Claim, Purchaser agrees to pay
            Seller the remaining ten percent (10%) of the claims reserve posted as of Closing, as it may have been increased under Subsection 8(b)(ii)(2), plus accrued interest.

      (d) If and when a loss or claims payment is made which is a final and complete release of all liability for that particular block of business or matter in dispute or such liability is otherwise finally and fully released, Seller shall be entitled to reduce the principal amount of the Letter of Credit by the following amounts:

            (i) for the Reinsurance Company of Hanover block, $2,000,000.00;

            (ii)  for the Aviation of America claim, $4,700,000.00;

            (iii) for the Arizona (AMS) claim, $3,300,000.00.

      (e) Purchaser shall have the ultimate decision-making authority as to the adjustment and payment of such Indemnified Claims.
            However, David Mills, Attorney at Law, or his successors shall be retained as a consultant by Company for the purpose of administering and adjusting any payments or losses due and supervising the defense of claims made pursuant to the Engagement Letter attached as Exhibit 8.3 hereto and Seller's indemnification obligations under this Section 8.3 and under Sections 8.1(b) and (c) are conditioned upon Purchaser's compliance with the provisions of the Engagement Letter. Purchaser shall execute and deliver the Engagement Letter at the Closing and Seller shall cause Mills to execute and deliver the Engagement Letter at the Closing. Company will delegate loss and claims settlement authority to Mills for the potential losses and claims covered by Seller's indemnity as to the Indemnified Claims under Section 8.3 up to the limit represented by the loss and claims reserves held by Company (including interest accrued thereon) plus the remaining principal balance of the Letter of Credit and, following the exhaustion of the reserves and Letter of Credit, any additional amount which Seller pays or is paid on Seller's behalf.
            Seller agrees that the amount of any settlement as to the Indemnified Claims negotiated by Mills plus all consultant fees, loss adjustment and legal expenses incurred in connection therewith will not exceed that claims settlement authority. Any such claims settlements or loss payments shall be subject to the final review and approval of Company, which approval shall not be unreasonably withheld. If Mills is able to negotiate or otherwise obtain settlements of such an Indemnified Claim such that, in the aggregate, there is a balance remaining on Company's books in the reserves established for such an Indemnified Claim (including interest thereon), Purchaser agrees to pay Seller, as additional purchase price, an amount equal to that remaining balance.
            Such payment shall only become due upon such an Indemnified
            Claim being finally and fully released, with evidence thereof being submitted to Company. Purchaser shall have ninety (90) days after submission of such evidence in which to make said payment to Seller.

      (f) In lieu of the indemnification provided by Seller herein and if Seller so requests, Purchaser agrees that it will cause
            Company to reinsure the Indemnified Claims or block of business so long as the reinsurer and the reinsurance treaty are acceptable to Purchaser in its reasonable discretion.

      (g) Purchaser agrees to give Seller notice of any requirement to post additional reserves for an Indemnified Claim, or any written communication requesting the same from a Governmental Entity, when Company is notified of such requirement or written communication.

      (h)   This Section 8.3 shall survive the Closing indefinitely.

      (i) The amount of the Letter of Credit shall be reduced to the extent that the reserve for an Indemnified Claim is increased by the Company from the amount included in the Company's Statutory Insurance Statement dated September 30, 1997, and the amount of the Letter of Credit attributable to the Indemnified Claim set forth in Section 8.3(d) shall be reduced to the same extent.

      8.4   BASKET AND CAP; EXCLUSIVITY OF REMEDY; CLAIMS PROCEDURES.

      (a) Notwithstanding anything to the contrary in this Agreement, the Seller shall not be liable under Section 8.1(a) unless the aggregate of all Damages (excluding the Indemnified Claims set forth in Section 8.3) incurred by the Purchaser and the other Persons indemnified under such subsection exceeds Fifty Thousand Dollars ($50,000.00) and then only to the extent of such excess. Notwithstanding anything to the contrary herein, Seller shall not be liable under Section 8.1 or any other provision of this Agreement or otherwise with respect to any Damages arising or resulting from claims or losses incurred but not reported to Company under any reinsurance treaty or reinsurance obligation of Company, except in any instance involving fraud or willful misconduct on the part of Seller or any current director or officer of Company.

      (b) Except for claims relating to the Indemnified Claims, the aggregate maximum liability of Seller for all claims of indemnification under Section 8.1(a) and of Purchaser for all claims of indemnification under Section 8.2 shall be one hundred five percent (105%) of the Purchase Price paid to Seller by Purchaser pursuant to Sections 1.3 and 1.4.

      (c) Except as to fraud or willful misconduct, the provisions of Sections 8.1(a) and 8.4 as to Purchaser and Sections 8.2 as to Seller shall be the sole and exclusive remedy for Damages arising out of, resulting from or incurred in connection with any inaccuracy, failure or breach of the respective party's representations, warranties, covenants or agreements contained herein or in any Schedule, Exhibit, instrument or document delivered pursuant to or in connection with this Agreement.

      (d) In the case of any claim for indemnification under Sections 8.1 or 8.2 arising from a claim of a third party (other than any of the Indemnified Claims set forth in Section 8.3) (hereafter "Third Party Claim"), an indemnified party shall give prompt written notice to the indemnifying party of any claim or demand of which such indemnified party has knowledge and as to which it may request indemnification hereunder. The indemnifying party shall have the right to defend and direct the defense against any such Third Party Claim, in its name or in the name of the indemnified party, as the case may be, at the expense of the indemnifying party, and with counsel selected by the indemnifying party, subject to the consent of the indemnified party which shall not be unreasonably withheld. Notwithstanding anything in this Agreement to the contrary, the indemnified party shall, at the expense of the indemnifying party, cooperate with the indemnifying party and keep the indemnifying party fully informed in the defense of such Third Party Claim. The indemnified party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense. If the indemnifying party does exercise its right to assume the defense of a Third Party Claim, then the indemnifying party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the indemnified party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

      (e) In the event that an indemnified party determines that it has a claim for Damages against an indemnifying party under Section
            8.1 or 8.2 (other than as a result of a Third Party Claim), the indemnified party shall give prompt written notice thereof to the indemnifying party, specifying the amount of such claim and any relevant facts and circumstances relating thereto.
            The indemnified party shall provide the indemnifying party with reasonable access to its and its affiliates' books and records for the purpose of allowing the indemnifying party a reasonable opportunity to verify any such claim for Damages. The indemnified party and the indemnifying party shall negotiate in good faith regarding the resolution of any disputed claims for Damages.

8.5 SELLER RETENTION. In order to provide comfort to Purchaser that Seller will have assets available if Purchaser were to be entitled to indemnification under Section 8.1 or with respect to the Aviation of America claim ("AOA Claim"), Seller agrees to retain eight million dollars ($8,000,000) of the Purchase Price or Stock
      Redemption proceeds to be held pursuant to this Section 8.5 until the later of the end of the Survival Period or the date on which the AOA Claim is finally and completely settled or satisfied.
      Seller shall be free to distribute to its partners all of its other assets at any time and from time to time on or after the Closing
      Date. Seller shall be entitled to invest the retained sum (and the proceed thereof) in such manner as it determines in its sole discretion The $8,000,000 amount shall be replenished to the extent it is reduced by net investment losses or expenses and costs associated with the continued existence of the Seller after the Closing or Seller's defense of any claims or the exercise of its rights hereunder. No replenishment shall be required in the case of payments made therefrom to satisfy indemnification claims or other claims of Purchaser or the Company. Subject to the replenishment requirements set forth above, Seller shall be free to distribute any net investment income or gain earned or accrued after the Closing to any or all of its partners as it determines in its sole discretion. Seller's partners shall not be obligated to return any amount distributed to them in conformance with the provisions of this Section 8.5.

8.6 MILLS GUARANTY. Seller shall cause Mills to execute and deliver at the Closing a Guaranty in the form of Exhibit 8.6 hereto.

                                   9.

                       TERMINATION AND ABANDONMENT

9.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

      (a)   by the mutual written consent of Seller and Purchaser;

      (b) by Purchaser, if all of the conditions set forth in Section 6 of this Agreement shall not have been satisfied or waived on or prior to April 30, 1998, unless extended by Seller pursuant to
            Section 9.3;

      (c) by Seller, if all of the conditions set forth in Section 7 of this Agreement shall not have been satisfied or waived on or prior to April 30, 1998, unless extended by Purchaser pursuant to Section 9.2 hereof;

      (d)   in accordance with Section 11.2 hereof;

      (e) by Purchaser, if any of Seller's representations, warranties or covenants herein are materially untrue, inaccurate, not performed, breached or failed to be performed and such breach, failure or misrepresentation is not cured in all material respects within five (5) days after Seller receives notice thereof from Purchaser;

      (f) by Seller, if any of Purchaser's representations, warranties or covenants herein are materially untrue, inaccurate, not performed, breached or failed to be performed, and such breach, failure or misrepresentation is not cured in all material respects within five (5) days after Purchaser receives notice thereof from Seller; or

      (g) by Seller or Purchaser, if the Delaware Department of Insurance does not approve the Stock Redemption as contemplated under
            Section 1.3(c) and referenced in Section 4.5;

      provided, that no party shall have the right to terminate this Agreement unilaterally pursuant to Section 9.1(b), or 9.1(c), 9.1(e) or 9.1(f) if the failure to consummate the transactions contemplated hereby shall be primarily attributable to the party seeking such unilateral termination or to any affiliate of such party.

9.2 EXTENSION BY PURCHASER. Purchaser shall have the unilateral right to extend this Agreement for an additional period of time, not to exceed thirty (30) days, if Seller exercises its right to terminate under Section 9.1(c) hereof, on the following conditions:

      (a) In the event the Closing has not occurred due to lack of approval of this transaction by any Governmental Entity which is not the result of any act or omission on the part of Purchaser; or

      (b) In the event the Closing has not occurred due to the necessity to complete essentially clerical, administrative, legal or other similar functions related to the Closing which are not based upon substantive matters pertaining to the rights of the parties hereto and such extension shall not extend beyond the time needed to complete such functions; but

      (c)   Such extension shall not go beyond May 15, 1998.

9.3 EXTENSION BY SELLER. Seller shall have the unilateral right to extend this Agreement for an additional period of time, not to exceed thirty (30) days, if Purchaser exercises its right to terminate under Section 9.1(a), on the following conditions:

      (a) In the event the Closing has not occurred due to lack of approval of this transaction by any Governmental Entity which is not the result of any act or omission on the part of Seller; or

      (b) In the event the Closing has not occurred due to the necessity to complete essentially clerical, administrative, legal or other similar functions related to the Closing which are not based on substantive matters pertaining to the rights of the parties hereto, and such an extension shall not extend beyond the time needed to complete such functions; but

      (c)   Such extension shall not go beyond May 15, 1998.

9.4 EFFECT OF TERMINATION. In the event of termination and abandonment of this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Seller or Purchaser.
      In the event of termination of this Agreement as provided in
      Section 9.1, this Agreement shall become void and there shall be no liability or obligation on the part of Seller or Purchaser, except as set forth in Sections 11.1, 11.2, 11.4 and 11.5 and except to the extent that such termination results from the willful breach or violation by a party hereto of any of its representations, warranties, covenants or agreements set forth herein.

                                   10.

                        COVENANTS AND AGREEMENTS

10.1 PRICE ADJUSTMENT. For purposes of computing the Purchase Price, Seller and Purchaser hereby agree to the adjustment with respect to the disability reserves set forth on Schedule 1.3 hereto.

10.2 SCHEDULE UPDATES. At any time prior to five (5) business days preceding the Closing, Seller shall have the right to update or supplement the Schedules to this Agreement without the consent or approval of Purchaser; provided that, if the disclosure in the updated or supplemented Schedules represents a material change from the matters previously disclosed in such Schedules (after giving effect to any previous updates or supplements) or represents previously undisclosed matters that, in Purchaser's reasonable discretion, are material to the value herein assigned to the Company, Purchaser shall have the right to terminate this Agreement by sending written notice to Seller of its election to terminate within five (5) business days following receipt by Purchaser of such updated or supplemented Schedules. If Purchaser fails to exercise this termination right, Purchaser shall be deemed to have waived its right to terminate as provided in this Section 10.2 or to object to such updated or supplemented Schedules, which thereafter shall be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder except for the disclosure of any development or change in such updated or supplemented Schedules.

10.3 DELAWARE APPROVAL. With respect to the approval of the Stock Redemption by the Delaware Department of Insurance ("Delaware Department"), Purchaser shall prepare or cause to be prepared at its expense the application, including the actuarial reports and analysis contemplated to be included therewith, and any supplements or additions thereto which may be requested by the Department, subject to the Seller's consent to all submissions, which consent shall not be unreasonably withheld. Purchaser shall make every best effort to have such application ready for submission by February 10, 1998 and in any event shall have such application ready by February 17, 1998. Seller and Purchaser shall jointly contact and interact with the Department concerning the prosecution of the application for approval of the Stock Redemption. Seller and Purchaser will keep each other advised of all material developments in the prosecution of such application and each shall cause its employees, agents, consultants, accountants, attorneys, and advisers to reasonably assist and cooperate in securing such approval.

                                   11.

                        MISCELLANEOUS PROVISIONS

11.1 SURVIVAL. The respective representations, warranties, covenants, agreements and indemnification obligations of each of the parties to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of three (3) years from and after the Closing Date herein the Survival Period), except for the provisions of Section 8.3 which continue after Closing as provided therein and except for Seller's obligations for Taxes arising under Sections 2.11, 8.1 and 8.4, which obligations shall survive Closing for a period through and including one (1) year following the expiration of the relevant period of limitations applicable to the related Tax. In the event of a breach of any of such representations, warranties, covenants or agreements, the party to whom such representations, warranties, covenants or agreements have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any investigation made by or on behalf of such party on or before the Closing Date.

11.2 PUBLICITY AND NON-DISCLOSURE. Prior to the Closing, neither party shall issue any press release or other announcement or otherwise solicit publicity with respect to this

      Agreement or the transactions contemplated hereby without the consent of the other party hereto. In the event of the violation of this Section 11.2 by a party hereto, the other party shall have the right to immediately terminate the Agreement.

11.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, heirs, representatives and assigns, as the case may be; provided, however, that no party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other party, except that at any time prior to the filing of the application with the Delaware Department of Insurance, Purchaser may assign all of its rights and obligations hereunder to Memorial Service Life Insurance Company, an insurer affiliate, without the necessity of obtaining Seller's approval provided that the assignee agrees to comply with and be bound by all of the terms and conditions of this Agreement and assume all of Purchaser's obligations and liabilities hereunder pursuant to an agreement satisfactory to Seller. Except as set forth in this Section 11.3, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

11.4 BROKERS AND FINDERS. Seller represents and warrants that it has not engaged any broker or finder in connection with the transactions contemplated by this Agreement. Purchaser represents and warrants that Purchaser has engaged a broker or finder in connection with the transactions contemplated by this Agreement and will pay a fee thereto arising out of this transaction. Purchaser agrees to indemnify and hold Seller harmless from any liability for the payment of such fee.

11.5 EXPENSES. Except as otherwise expressly provided in this Agreement, the parties hereto shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

11.6 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made, if delivered personally or transmitted by telex, telecopy or telegram, on the date so delivered or transmitted, if sent by Federal Express or other reputable national overnight carrier, on the next business day after the date so sent, or if mailed by registered or certified mail (postage prepaid, return receipt requested), on the fifth business day after the date so mailed, to the parties at the following addresses:

      (a)   if to Purchaser, to:    Lincoln Memorial Life Insurance Company
                                    P.O. Box 160163
                                    Austin, Texas  78746
                                    Attn:  Nick Powling
                                    Fax:  (512) 328-0072

            with a copy to:         Roan & Autrey, P.C.
                                    710 First State Bank Building
                                    400 West Fifteenth Street
                                    Austin, Texas  78701-1647
                                    Attn:  Forrest Roan
                                    Fax:  (512) 469-0474

      (b)   if to Seller, to:       NRG Acquisition Partners, L.P.
                                    c/o David W. Mills
                                    1205 Pacific Avenue
                                    Suite 203, 2nd Floor
                                    Santa Cruz, California  95060
                                    Fax:  (408) 458-1421
            with a copy to:         Lowenstein Sandler, P.C.
                                    65 Livingston Avenue
                                    Roseland, New Jersey  07068-1791
                                    Attn:  Allen Levithan
                                    Fax:  (973) 597-2400

      or to such other persons or at such other addresses as shall be furnished by any party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or transmitted, on the next business day after the date so sent by overnight courier or on the fifth business day after the date so mailed.

11.7 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits attached hereto, represents the entire agreement and understanding of the parties hereto with reference to the transactions set forth herein, and no representations, warranties or covenants have been made in connection with this Agreement, either express or implied, other than those expressly set forth herein, in the Schedules or in the certificates, agreements and other documents delivered in connection with the transactions contemplated hereby. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.

11.8 WAIVERS, AMENDMENTS AND REMEDIES. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Seller and Purchaser or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

11.9 SECTION HEADINGS. The Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

11.11 LITIGATION ASSISTANCE. Seller agrees from and after the Closing Date to cooperate with Purchaser and the Company, at Company's expense except for Indemnified Claims, with respect to any action, suit, proceeding or investigation pending or threatened against the Company arising out of events occurring prior to the Closing Date and to the extent Seller has any material information concerning such matter which is not otherwise reasonably available to the Company or Purchaser.

11.12 GOVERNING LAW. This Agreement is made in and shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of law thereof.

11.13 EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto are a part of this Agreement as if fully set forth herein. All references herein to Sections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any description or disclosure set forth in any Schedule hereto shall be deemed incorporated in all other Schedules hereto to the extent applicable.

11.14 MISCELLANEOUS UNDERTAKINGS. From the date of this Agreement until the earlier of (i) the Closing or (ii) the termination of this Agreement, the Seller agrees that it will not, directly or through any representative, solicit, engage in any discussions relating to, or accept any other offers for the acquisition or other disposition of Company.

                                   12.

                               TAX MATTERS

12.1 CERTAIN DEFINED TERMS. For purposes of this Agreement: (a) "Pre-acquisition Periods" means all periods (whether or not they conclude with the end of a taxable year or taxable period) ending on or before the Computation Date, (b) "Post-acquisition Periods" means all periods (whether or not they commence with the beginning of a taxable year or taxable period) beginning the day after the Computation Date, (c) "Period" means both a pre-acquisition period and post-acquisition period, and (d) the "Affiliated Group" of any corporation is the "affiliated group" of corporations (as defined in Section 1504(a) of the Code) that includes that corporation.

12.2 EXISTING AGREEMENTS AND OTHER MATTERS. At the Closing Date, any Tax sharing agreement to which the Company is a party (if any) shall be terminated, and the Company shall have no further obligations under any Tax sharing agreement.

12.3 TRANSACTION TAXES. All sales, use, transfer, real property gains, stamp, conveyance, and value added Taxes, duties, excises or government charges with respect to the transactions contemplated by this Agreement shall be borne by Purchaser. Seller and Purchaser shall cooperate with each other in order to minimize the payments of Taxes contemplated by this Section.

12.4 CONTESTS. For purposes of this Agreement, a "Contest" is any audit, court proceeding or other dispute with respect to any Tax matter that affects the Company. Unless the Purchaser has previously received written notice from the Seller of the existence of such Contest, the Purchaser shall give written notice to the Seller of the existence of any Contest relating to a tax matter that is the Seller's responsibility under Sections 8.1 and 8.4 within ten days from the receipt by the Purchaser of any written notice of such Contest. Unless the Seller has previously received written notice from the Purchaser of the existence of such Contest, the Seller shall give written notice to the Purchaser of the existence of any Contest relating to a tax matter for which the Purchaser has responsibility within ten days from the receipt by the Seller of any written notice of such Contest.  The Purchaser, on the one hand, and the Seller, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other's representatives in a prompt and timely manner in connection with
      any Contest.   Such cooperation shall include, but not be limited
      to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and
      files.   The Seller shall, at its election, have the right to
      represent the Company's interests in any Contest relating to a tax matter arising in a taxable period ending on or before the Closing Date for which it is responsible under Sections 8.1 and 8.4, to employ counsel of its choice at its expense, which counsel shall be reasonably acceptable to the Purchaser, and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that the Purchaser shall have the right to consult with the Seller regarding any such Contest that may affect the Company for any post-acquisition periods ("Purchaser-Involved Contest") at the Purchaser's own expense, provided further that any settlement or other disposition of any such Purchaser-Involved Contest may only be with the consent of Purchaser, which consent shall not be unreasonably withheld. With regard to Contests relating solely to taxable periods ending on or before the Closing Date and which could have no effect on any Taxes that are the Purchaser's responsibility under Sections 8.2 and 8.4, the Seller shall have the exclusive right to decide whether any consent or waivers to extend applicable statutes of limitations shall be granted. The Purchaser shall have the right to control the conduct of any Contest with respect to any tax matter relating to or arising in a taxable period ending after the Closing Date unless Purchaser shall claim indemnification under Section 8.1 with regard to Taxes at issue in such contest, in which event such claim shall be subject to Section 8.4.

12.5 ACCESS TO RECORDS, COOPERATION. Seller and Purchaser hereby agree to afford the other party access to its books and records to the extent necessary to achieve the objectives of this Section 12. The Seller, the Purchaser, and the Company will cooperate fully with each other in connection with (a) the allocation of any item of income, deduction, gain, loss or credit for the taxable year in which the Closing occurs and (b) the preparation of any Tax return or report for the taxable period in which the Closing occurs.

12.6 PRICE ADJUSTMENT. All amounts paid pursuant to this Section 12 by one party to another party (other than interest payments) shall be treated by such parties as an adjustment to the Purchase Price of the Shares of the Company, to the extent permitted by law.

12.7 PREPARING AND FILING OF RETURNS. The Company, consistent with past practices, shall prepare at its expense all Tax returns of the Company for taxable periods ending on or prior to and remaining unfiled as of the Closing Date. Company shall deliver to the Seller for review a draft copy of such Tax returns thirty (30) days before the due date, including extensions of such returns to the extent such returns have not been filed as of the execution date of this Agreement. To the extent related to matters subject to its indemnification under Section 8.1, Seller shall be entitled to comment upon and request reasonable revisions to such delivered Tax returns, so long as such comments or requests are submitted to Company by Seller not later than ten (10) days after receipt by Seller of the delivered Tax Returns. The Company shall prepare and bear the expense of preparation of all other Tax returns of the Company.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed as of the 28th day of January, 1998.

SELLER:                       PURCHASER:

NRG ACQUISITION PARTNERS,
      L.P.                    LINCOLN MEMORIAL LIFE INSURANCE CO.




By: /s/ David W. Mills        By: /s/ Nicholas M. Powling
   -------------------------     -------------------------------

Its: General Partner          Its: President
    ------------------------      -------------------------------